Exhibit 10.25

Master CONSULTING AGREEMENT

This Master Consulting Agreement (“Agreement”) is entered into as of January 1, 2022 (“Effective Date”) by and between Acorda Therapeutics, Inc., a Delaware corporation with offices at 420 Saw Mill River Road, Ardsley, NY 10502 (“Acorda”) and Burkhard Blank, M.D. residing at [address] (“Consultant”).  Each of Acorda and Consultant are sometimes hereinafter referred to as a “Party” or collectively as the “Parties.”

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Acorda wishes to retain Consultant for consulting services and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

In consideration of mutual promises hereinafter set forth, and intending to be legally bound hereby, Acorda and Consultant agree as follows:

Agreement

1.Services.

(a)Scope.  During the Term (as defined in Section 2) Consultant will perform for Acorda the consulting services as mutually modified by the Parties in individual Schedule(s) in a form similar to the form attached hereto as Exhibit A (the “Services”).  Each Schedule will describe the nature of the Services, the deliverables, timing and fees (each a “Schedule”).  Upon execution by both Parties, each Schedule will be deemed incorporated into this Agreement by reference.  Consultant will undertake the performance of Services only upon full execution of a Schedule.

(b)No Commitment.  Acorda is not obligated to engage the consulting services of Consultant.  This Agreement shall not be construed as limiting in any way Acorda’s right to contract for similar services with any other party.

(c)Restrictions.  In performing the Services, Consultant will not undertake promotional or marketing activities for Acorda, perform services at any event that is promotional, or engage in any discussions on behalf of Acorda consumers without the prior written consent of Acorda.   It is strictly understood and Consultant agrees that no part of the Services performed under this Agreement shall use any resources, including but not limited to, staff, facilities, or supplies, of Pharnext SA or any affiliated institutions or organizations (collectively, “Pharnext”).

2.Term.  The term of this Agreement will commence on the Effective Date and continue in full force and effect for a period of one (1) year therefrom (the “Term”) unless sooner terminated pursuant to Section 3.  This Agreement may be extended or modified only upon the written agreement of Acorda and Consultant.

3.Termination.  Either Party may terminate this Agreement at any time upon written notice to the other Party.  Upon the delivery of such notice, Consultant will immediately (i) cease performing the Service(s) and the placement of any contracts or orders for, among other things, any materials or supplies in connection with the performance of such Services, (ii) deliver to Acorda all work in progress, (iii) make every reasonable effort to cancel all existing contracts and orders upon terms satisfactory to Acorda, and (iv) return to Acorda all Confidential Information (as defined in Section 6). Upon termination, Acorda’s sole obligation to Consultant will be to pay Consultant any monies due and owing Consultant, up to the time of notice of termination, for Services actually performed and, subject to Acorda's obligation (if any) to reimburse expenses set forth in Section 4, actually incurred by Consultant to the date of termination.  The Parties’ rights to terminate this Agreement pursuant to this Section 3 is in addition to any and all other rights and remedies that each Party may have at law or in equity.

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4.Payment/Fees.

(a)Fees.  As full and final compensation for Consultant’s performance of the Services, Acorda will pay Consultant in accordance with the corresponding Schedule. Consultant acknowledges and agrees that Consultant is not guaranteed that Acorda will request Consultant to perform any Services or a minimum amount of Services and all Services requested by Acorda will be based on Acorda’s needs and not influenced by or an inducement to purchase, recommend or prescribe any of Acorda’s products.

(b)Expenses.  Acorda will reimburse Consultant for reasonable out-of-pocket travel, hotel, and meal expenses incurred by Consultant in providing the Services, provided that, Acorda’s prior written approval is obtained and all such expenses are incurred in compliance with Acorda’s Reimbursement Policy, attached hereto as Exhibit B.

(c)Payment.  Acorda or Acorda’s designee will pay Consultant in accordance with the applicable Schedule. All invoices must be accompanied by an invoice from Consultant which: (i) reasonably documents actual costs and fees earned (as contemplated by the applicable Schedule); (ii) references the applicable Schedule and this Master Consulting Agreement including the Effective Date; and (iii) Consultant’s full name, address, tax ID number and banking information.  Acorda or Acorda’s designee will pay undisputed invoices within 30 days after receipt and approval.  Consultant will invoice Acorda or Acorda’s designee no later than 10 days after the end of each calendar month.  Acorda will report any payments made to Consultant as required by federal, state or local laws, including, but not limited to, the Physician Payment “Sunshine” Provisions of the Affordable Care Act (“Sunshine Act”), if applicable, and any required reporting under applicable state laws.  If Consultant is a “physician,” as defined under the Sunshine Act, Consultant will promptly, if requested by Acorda, provide Acorda with Consultant’s specialty and National Provider Identifier (“NPI”) number.

All invoices will be sent to the following address (preferably by email):

accountspayable@acorda.com

Acorda Therapeutics, Inc.

420 Saw Mill River Road

Ardsley, NY 10502

Attn:  Accounts Payable

All checks will be made payable to Consultant and sent to the address in the first paragraph of this Agreement or otherwise made by wire transfer to the banking institution designated by Consultant.

5.Records.  Consultant will maintain accurate and complete records of all contracts, papers, correspondence, copybooks, accounts, invoices, and other information in Consultant’s possession relating to this Agreement and the provision of the Services (collectively, “Records”). The Records will be maintained in accordance with recognized commercial accounting practices and retained during the Term and thereafter, for the later of, 3 years or as required by law.  Consultant will permit Acorda or its representatives to examine and audit the Records at no charge to Acorda, with prior written notification and during normal business hours.

6.Confidentiality.

(a)Confidential Information.  During the performance of Consultant’s obligations under this Agreement, Consultant and Consultant’s directors, officers, employees, representatives, agents, heirs, successors and assigns (each a “Representative”) may have access to certain valuable materials, information, and/or data that Acorda considers to be confidential and proprietary relating to Acorda’s and its affiliates’ intellectual property, know-how, businesses, operations, finances and/or commercial, marketing, research and development and/or other plans and strategies.  All such materials, information and/or data, together will all copies, summaries, notes, analyses and or studies thereof or pertaining thereto, or derived therefrom, whether written, oral, visual, or

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otherwise, or recorded in electronic or other format and on whatever media, are herein collectively referred to as “Confidential Information.”

(b)Confidentiality Term and Exceptions.  During the Term and for a period of 10 years thereafter (including following any termination), Consultant agrees to retain, and to cause each of its Representatives to retain, in confidence and to refrain from disclosing and/or using for Consultant’s or its Representatives benefit or the benefit of any third party any and all Confidential Information disclosed to or obtained by Consultant and/or its Representatives, or any one or more of them, in connection with the performance of the Services or while visiting Acorda’s facilities.  These restrictions shall not apply to Confidential Information which (i) is or becomes public knowledge through no fault of Consultant or its Representatives;  (ii) is lawfully made available to Consultant by an independent third party who did not receive such information directly or indirectly from Acorda and is not bound by a confidentiality agreement;  (iii) is already in Consultant’s possession at the time of initial receipt from Acorda (including with respect to Confidential Information in Consultant’s possession prior to the Effective Date), and such possession can be properly demonstrated by Consultant’s written records prior to receipt of the Confidential Information from Acorda; or (iv) is independently developed by Consultant or its Representatives without the use of or reliance upon Acorda’s Confidential Information (or information derived therefrom) and such independent development can be properly demonstrated by Consultant through contemporaneous written documentation.

(c)Required Disclosures.  In the event Consultant is required by law, regulation, rule, act, or order of any governmental authority or agency or in connection with judicial or administrative process or inquiry to disclose Confidential Information received from Acorda, Consultant shall (i) give Acorda such notice as may be practicable in the circumstances to permit Acorda to seek a protective order or other similar order with respect to such information; (ii) cooperate with the reasonable requests of Acorda in its efforts to seek any such protective or other similar order; and (iii) thereafter disclose only the minimum information required to be disclosed in order to comply, according to the opinion of legal counsel, whether or not a protective order or other similar order is obtained by Acorda.  Any disclosure pursuant to this paragraph shall only be deemed “required” upon receipt of advice of legal counsel, and no such disclosure shall be made without consultation with Acorda.

(d)Third Party Disclosures; Use.  Consultant agrees that, without the prior written permission of Acorda, Consultant will not, and Consultant will not permit any of its Representatives to use or disclose Confidential Information for any purpose other than in carrying out Consultant’s obligations under this Agreement.  Consultant shall provide the Confidential Information received under this Agreement only to its Representatives who are directly concerned with the performance of the Services and who are bound, by contract or otherwise, to maintain the confidentiality of the Confidential Information.  Further, Consultant agrees to (i) advise its Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of such information be maintained and (ii) use all reasonable safeguards to prevent unauthorized use by such Representatives.  Consultant shall be responsible for any breach of this Agreement by its Representatives.  Consultant further agrees not to, and not to permit any of its Representatives to, submit for publication or presentation any paper containing Confidential Information, without the prior review by, and written permission of, Acorda.

(e)No Rights.  All Confidential Information that Consultant or any of its Representatives obtain or to which Consultant or any it’s Representatives are provided access pursuant to or in connection with this Agreement, shall be and remain the sole property of Acorda, and Consultant shall have no rights or interests (except as expressly provided herein) to or in such Confidential Information.  Immediately upon the expiration or earlier termination of this Agreement, and at the option of Acorda, Consultant shall either return to Acorda, or destroy, all Confidential Information.  In the event Confidential Information is destroyed, Consultant will certify to such destruction.

(f)No Disclosure or Inducement.  Consultant will neither disclose to Acorda nor induce Acorda to use any secret or confidential information or material belonging to others.

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7.Intellectual Property.  All of Consultant's work product hereunder and all concepts, inventions, ideas, patent rights, data, trademarks, and copyrights that are related to, arise out of, or in connection with (i) Consultant’s work product or (ii) any and all Services performed by Consultant pursuant to this Agreement (collectively, “Intellectual Property”) will be the exclusive property of, and all ownership rights shall vest in, Acorda.  Consultant will execute all necessary documents or take such other actions as Acorda may reasonably request in order to perfect any and all such rights.

8.Work for Hire.  The Parties expressly agree that all works created pursuant to this Agreement are Works Made For Hire, as defined in the U.S. Copyright Act, 17 USC 101, and shall vest in Acorda as author.  All other work product, whether copyrightable or not, including without limitation any works that may be deemed by competent authority not to be Works Made For Hire created pursuant to this Agreement, are hereby assigned to Acorda including without limitation, all right, title and interest in and to the copyright thereof throughout the world, including all renewals and extensions thereof and including the right to make and distribute copies in any media, to translate, and/or make derivative works therefrom.  Consultant agrees to execute and to secure the execution from Representatives and any authors retained by Consultant all registrations, assignments, transfer documents and other instruments necessary or desirable in the reasonable opinion of Acorda to record any assignment or registration of copyright or other transfer of ownership in any work transferred to Acorda pursuant to this Agreement.

9.Independent Contractor; Performance.

(a)Independent Contractor Status.  Consultant's relationship with Acorda under this Agreement, is acting in the capacity of an independent contractor.  Consultant has no authority to represent or act on behalf of Acorda, and has the sole responsibility for the supervision, direction, and control of Representatives, if any.  Consultant is not entitled to participate in any of Acorda's employee benefit plans.  Consultant acknowledges Consultant’s liability for, and agrees to Consultant’s obligation to pay, any and all federal, national, state and local taxes due as a result of the Services provided by Consultant pursuant to this Agreement.  In making payment to Consultant under this Agreement, Acorda will not make any deductions for taxes.  If Consultant is found to be a common law or statutory employee by (i) the Internal Revenue Service, (ii) any other taxing authority, (iii) any regulatory authority, or (iv) a court of law, then Consultant hereby waives any right of eligibility that might thereby accrue to Consultant to participate in the aforesaid benefit plans of Acorda.

(b)Performance Warranties.  Consultant will perform all Services in a professional manner, consistent with industry standards.

(c)Resources.  In performing the Services, Consultant shall not use resources of any company, institution, or other organization with which he is or may be affiliated, including without limitation Pharnext or any of its affiliated institutions or organizations (collectively, the “Institution”).  Consultant represents and warrants that this Agreement does not violate any Institution policies, and either that the Institution(s) have reviewed and approved this Agreement for Consultant’s execution and performance, or that such review and approval is not required by any Institution.

10.Compliance with Laws; Staffing Certifications; Massachusetts HCP.

(a)Compliance with Laws.  Consultant represents and warrants that Consultant will comply with all federal, state and local laws, rules and regulations applicable to Consultant’s performance hereunder (“Applicable Laws”);

(b)Staffing Certifications.  Consultant represents and warrants to Acorda that:

(i)Consultant is not now nor will Consultant, during the Term of this Agreement, be debarred or disqualified pursuant to the Food, Drug & Cosmetic Act (“Debarred”), be excluded from participating in a federal health care program (“Excluded”), and that Consultant has never

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been convicted of a felony under federal law for conduct relating to the development or approval of a drug product or relating to a drug product (“Drug Felony”);

(ii)Consultant will not use any Representative that is Debarred, Excluded, or has been convicted of a Drug Felony, in any capacity in connection with the performance of the Services provided hereunder; and

(iii)If Consultant or any Representative is subsequently Debarred, Excluded, or convicted of a Drug Felony, Consultant will immediately notify Acorda of such action.

(c)Massachusetts HCP.  In the event Consultant is a health care practitioner with an active Massachusetts license, and is a member of a committee that sets formularies or develops clinical guidelines, Consultant agrees to disclose the nature and existence of Consultant’s relationship with Acorda to the committee.  Consultant’s disclosure obligation will survive for two (2) years beyond the expiration or termination of this Agreement.

11.No Conflicting Agreements; Nonexclusive Engagement.

(a)No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into and performing this Agreement.  Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement.  Subject to the foregoing, Consultant may from time to time enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from Acorda.  Consultant may not subcontract any of its obligations hereunder without the prior written approval of Acorda. Consultant represents and warrants that Pharnext review and approval of this Agreement is not required by Pharnext and that entering into this Agreement does not violate any Pharnext policies.

(b)Nonexclusive Engagement.  Acorda may, from time to time, (i) engage other persons and entities to perform services for Acorda that are similar to the Services provided by Consultant, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

12.Insurance.  Consultant has and will at all times maintain all insurance sufficient to cover Consultant’s obligations under this Agreement together with all insurance coverage required by Applicable Laws.  Consultant will produce a certificate or other proof of insurance at Acorda’s request.

13.Force Majeure. Failure of either Party to perform its obligations under this Agreement will not subject such Party to any liability or place such Party in breach of any term or condition of this Agreement to the other Party if such failure is the result of any event beyond the reasonable control of such nonperforming Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strike or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.

14.Notice.  Any notice, approvals, demands, requests, consents, waivers, and other communications (each a “Notice”) given pursuant to this Agreement will be written and be deemed given when hand delivered, mailed by registered or certified United States mail, return receipt requested, or sent by a respected overnight courier (provided that Notice of change of address will be deemed given only when received) and sent to:

If to Consultant:	Burkhard Blank, MD [Address] [City, State, Zip Code]

If to Acorda:	Acorda Therapeutics, Inc. 420 Saw Mill River Road Ardsley, NY 10502 Attention: Legal Department

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15.Assignment.  This Agreement may not be assigned by Consultant, nor any right or obligation delegated by Consultant without Acorda’s prior written consent.  Acorda is entitled to assign this Agreement to any of its subsidiaries, affiliates, or its parent corporation, or any of such parent corporation’s subsidiaries or affiliates or any successor to Acorda’s business or operations without Consultant’s prior written consent.  This Agreement will inure to the benefit of and be binding on all permitted successors and assigns.

16.Governing Law and Venue.

(a)Governing Law.  This Agreement will be governed by, construed, and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

(b)Jurisdiction; Trial by Jury Waiver.  Acorda and Consultant each irrevocably and unconditionally submit to the jurisdiction of any Federal or State court sitting in the State of New York, accept for itself and in respect of its property the non-exclusive jurisdiction of such courts, and waive the right to trial by jury in any action, suit, or proceeding of any kind or nature in any court to which they become parties relating to the transactions contemplated by this Agreement.

17.No Publicity.  Consultant may not use the name or trademarks of Acorda in any publicity or advertising nor issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, without the prior written consent of Acorda.

18.Non-Solicitation.  Consultant will not, during the Term and for a period of six (6) months thereafter, directly or indirectly solicit for employment, employees of Acorda whom Consultant has interacted as a result of Consultant’s performance of the Services for Acorda.

19.Waivers; Cumulative Rights and Remedies.  No failure or delay on the part of either Consultant or Acorda in exercising any right under this Agreement will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will have effect unless given in a signed, written document.  No waiver of any such right will be deemed a waiver of any other right under this Agreement. Consultant agrees that, due to the unique character of its obligations under this Agreement, Consultant’s breach of any such obligation will cause irreparable harm and significant injury to Acorda, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law.  Accordingly, Acorda, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security.  Consultant agrees not to oppose any request for such injunctive relief by Acorda in any court or other governmental body having such power, whether such request is temporary, preliminary, permanent, or otherwise.

20.Further Assurances.  The Parties will promptly do, execute, acknowledge, and deliver any and all further acts, documents, instruments, records, papers, and assurances as are reasonably necessary or required to carry out the intention and facilitate the observance and performance of this Agreement.

21.Headings.  The headings used in this Agreement are merely for convenience and will not limit or alter or be used to interpret the meaning of any section hereof.

22.Severability.  If any portion of this Agreement or the application thereof to any Party is held by a court of competent jurisdiction to be invalid, illegal, non-binding, or unenforceable in any respect, the remainder will be enforced as fully as possible and the unenforceable provision will be deemed modified to the limited extent

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required to permit its enforcement in a manner most closely representing the intention of the Parties as expressed herein.

23.Survival.  The respective rights and obligations of the Parties which by their nature should survive the expiration or termination of this Agreement, will indefinitely survive the expiration or termination of this Agreement to the extent necessary to preserve such rights and obligations.

24.Integration; Amendments; Controlling Terms.  All Exhibits, and Schedules attached hereto are incorporated by reference just as if they were set forth at length in the text of this Agreement.  The Parties agree to the full and complete performance of the mutual covenants contained herein.  This Agreement, and attached Exhibits and Schedules, constitutes the sole, full and complete Agreement by and between the Parties.  No amendments, changes, additions, deletions or modifications to or of this Agreement, attached Exhibits, or Schedules will be valid unless reduced to writing, signed by the Parties and attached hereto.  In the event of inconsistent or ambiguous terms between this Agreement, Exhibits, and Schedules this Agreement will control. Notwithstanding anything in this Agreement to the contrary, nothing herein shall modify or reduce the obligations of the Consultant under the Proprietary Information Agreement, dated February 1, 2016, or the Separation Agreement and General Release, dated January 1, 2022.

25.Insider Trading

Consultant acknowledges that while providing Services to Acorda, Consultant may gain access to certain material non-public information regarding Acorda.  Consultant agrees that should Consultant gain access to such material non-public information, Consultant shall, in compliance with U.S. Securities laws, refrain from buying or selling Acorda securities or providing such material non-public information or investment advice concerning Acorda to others.

26.Reporting of Adverse Events

In the event the Consultant receives notice of an Adverse Event, the Consultant will inform Acorda’s Drug Safety Group within twenty-four (24) hours of becoming aware of such Adverse Event.

27.Joint Participation in Preparation of Agreement

The Parties hereto participated jointly in the negotiation and preparation of this Agreement, and each Party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft it.  Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party.  This Agreement shall be construed as if the Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

28.Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which will be an original and all of which will constitute one and the same instrument.  Executed signature pages to this Agreement may be delivered electronically (including by facsimile) and each electronic delivery will be deemed as if actual signature pages had been delivered.

The Parties have caused this Master Consulting Agreement to be duly authorized, executed, and delivered as of the Effective Date.

Acorda Therapeutics, Inc. By: /s/Ron Cohen Name: Ron Cohen Title: President and CEO	BURKHARD BLANK, M.D. By: /s/Burkhard Blank Name: Burkhard Blank, M.D.

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Exhibit A

Form of Schedule – Do Not Complete

SCHEDULE #_

This Schedule #__ is effective as of ___________, 20__, is by and between Acorda Therapeutics, Inc. (“Acorda”) and ____________________________ (“Consultant”).

Recitals:

A Master Consulting Agreement (“Agreement”) was entered into by and between Consultant and Acorda effective ____, 20__.

The Parties now enter into this Schedule #__ in regards to the conduct of Services related to _________________________.

Agreement:

The Parties hereto agree as follows:

1.Services.   Consultant shall perform the following Services:

2.Fees.As full and final compensation for Consultant’s performance of the Services, Acorda will pay Consultant, excluding travel time, $___.00 per hour worked; provided however, the total aggregate amount paid to Consultant in fees shall not be more than $___.00 under this Schedule #_.

3Term.   The term of this Schedule #__ shall commence on the date first written above and end upon the completion of Services (which is estimated to be _________), unless otherwise terminated in accordance with the Agreement.

The Parties have each caused this Schedule#__ to be signed and delivered by its duly authorized officer or representative as indicated below.

Acorda Therapeutics, Inc. Form of Schedule DO NOT COMPLETE By: [Form - Not for Signature] Name: Title:	burkhard blank, m.d. Form of Schedule DO NOT COMPLETE By: [Form - Not for Signature] Name: Title:

EXHIBIT B

Reimbursement Policy

In accordance with Acorda’s standard policies and procedures, the following are types of expenses for which Acorda will not reimburse, unless expressly agreed to in a prior writing by the Parties:

•	Taxi/Sedans/Limousines to and/or from Acorda, Consultant’s place of business or residence (excluding taxis to and/or from airport for Acorda-requested business)

•	First-class or business-class air travel

•	Add-on costs with respect to outside services

•	Mark-up for the work product of outside professionals, including but not limited to freelancers

•	Normal lunches and/or dinners

•	Administrative and/or overhead percentages

•	Agency presentations for new business

•	Gifts to Acorda’s employees

•	Entertainment of Acorda’s employees

•	Mark-up of any out-of-pocket expenses

Note:  This list sets forth the major items for which Acorda will not reimburse Consultant and is meant to be merely illustrative and not exhaustive.  All Consultant expenses shall be subject to a review by Acorda with respect to the reasonableness of such expenses.

END OF EXHIBIT B

Schedule _#1

This Schedule #1 under the Master Consulting Agreement by and between Acorda Therapeutics, Inc. (“Acorda”) and Burkhard Blank, M.D. (“Consultant”) shall be effective as of January 1, 2022.

Recitals:

A.A Master Consulting Agreement (“Agreement”) was entered into by and between Consultant and Acorda effective January 1, 2022.

B.The Parties now enter into this Schedule #1 in regards to the conduct of Services in support of Acorda’s Drug Safety department. This Exhibit sets forth the details of the Services to be provided and will be attached to the Agreement and made fully a part thereof.  In the event of any inconsistency between any of the provisions of the Agreement and this Exhibit, the provisions of the Agreement shall prevail.

Agreement:

The Parties hereto agree as follows:

1.Services.  Consultant shall perform as Acorda’s Interim Head of Drug Safety and provide certain Services as may be requested by authorized representatives of Acorda including, but not limited to, the following:

•	Supervise vendor relationships, metrics and compliance
•	Oversight of “Steady State” team pre and post transition to vendor, and participation in Governance meetings between the vendor, PrimeVigilance and Acorda
•

Interpret the medical and clinical significance of adverse event information and conveying relevant information to internal and external customers in accordance with US and international regulatory reporting requirements

•	Provide medical guidance for pharmacovigilance regarding collection, evaluation and processing of adverse experience reports
•	Ensure regulatory requirements for medical evaluation related to the safety of drug and device are fulfilled
•	Identify potential product safety problems and develops safety signal procedures.
•	Ensure safety signals are appropriately evaluated and managed
•	Oversight of consultant/vendors preparation and maintenance of risk management plans including proposed changes to product labeling
•	Oversight of consultant/vendors preparation of product safety sections of reports for regulatory agencies
•	Communicate safety and benefit risk issues to CEO, internal and external groups
•	Oversight of prepared responses to regulatory agency inquiries regarding product safety, benefit-risk relations and risk management.
•	Participate in the Acorda-Biogen Joint Safety Surveillance Team, Joint Safety Monitoring Committee for Ampyra, and any dispute resolution arising out of or in conjunction with the Acorda-Biogen SDEA.
•	ANDA litigation prep work and general cooperation regarding any current or upcoming legal proceedings, investigations or inquiries.

2.Fees.  As full and final compensation for Consultant’s performance of the Services, Acorda will pay Consultant, excluding travel time, a monthly retainer of $20,000. The amounts set forth to be paid to Consultant have been determined to be fair market value for the Services based on Consultant’s experience. It is estimated that Consultant will provide approximately 10 hours per week of support to Acorda in performance of the Services.

3.Term.  The term of this Schedule #1 shall commence on the date first written above and end upon the completion of Services (which is estimated to be July 1, 2022), unless otherwise terminated or extended in accordance with the Agreement.

4. The Parties have each caused this Schedule #1 to be signed and delivered by its duly authorized officer or representative as indicated below.

Acorda Therapeutics, Inc. By: /s/Ron Cohen Name: Ron Cohen Title: President and CEO	burkhard blank, m.D. /s/Burkhard Blank Name: Burkhard Blank Title: Interim Head of Drug Safety